Exhibit 4.4

FIRST AMENDMENT

TO

WARRANT TO PURCHASE COMMON STOCK

THIS FIRST AMENDMENT TO WARRANT TO PURCHASE COMMON STOCK (this “Amendment”) is made and effective as of June 15, 2023 by and among FREECAST, INC., (“Issuer”) and _______________________________________ (together with its successors and assigns, “Holder”).

R E C I T A L S:

WHEREAS, Issuer and Holder desire to revise that certain Warrant to Purchase Common Stock of Issuer issued to Holder for the purchase of _____ shares and dated [date of original warrant], heretofore referred to as Warrant Number: CSW-00_ (the “Warrant”).

NOW, THEREFORE, in consideration of the foregoing and the mutual benefits to be derived from this Amendment, the parties hereto hereby agree as follows:

1. Amendment of the Warrant. The phrase in the first sentence of Section (a) before the defined term “(the “Exercise Period”)” is deleted in its entirety and replaced with the following:

“This Warrant may be exercised in whole or in part at any time or from time to time from the date hereof up to and including December 31, 2025”

2. Continued Effect of the Warrant. All provisions of the Warrant, except as modified by this Amendment, shall remain in full force and effect and are reaffirmed. Other than as stated in this Amendment, this Amendment shall not operate as a waiver of any condition or obligation imposed on the parties under the Warrant.

3. Interpretation of Amendment. In the event of any conflict or inconsistency between any provision of this Amendment and any provision of the Warrant, the provisions of this Amendment shall govern and control.

4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and together shall constitute one and the same agreement. Counterparts may be delivered via electronic mail (including .pdf or electronic signature e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be valid and effective for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

FREECAST, INC.

By:
William A. Mobley
Chief Executive Officer

HOLDER:

Name of Holder:

Signature of Holder (if Holder is an individual):

Signature of Authorized Signatory (if Holder is an entity):

Name of Authorized Signatory (if Holder is an entity):

Title of Authorized Signatory (if Holder is an entity):